Exhibit 10.2

PUT OPTION AGREEMENT

THIS PUT OPTION AGREEMENT (this “Put Agreement”) dated effective as of November 19, 2010 (the “Effective Time”), is between GRANDHAVEN ENERGY, LLC, a Wisconsin limited liability company (“Grandhaven”), 730 17th Street, Suite 800, Denver, Colorado 80202, and RECOVERY ENERGY, INC., a Nevada corporation (“Recovery”), 1515 Wynkoop Street, Suite 200, Denver, Colorado 80202.  Grandhaven and Recovery are sometimes referred to in this Agreement, collectively, as the “Parties,” and individually, as a “Party.”

Agreement

In consideration of the mutual promises contained in this Put Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grandhaven and Recovery agree as follows:

ARTICLE 1

PUT OPTION

1.1 Put Option.  From and after the date of execution of this Put Agreement until March 31, 2011, Grandhaven shall have the option to sell (the “Put Option”), and Recovery shall have the obligation to purchase, the Put Assets (as defined below), at a cash purchase price of $2,000,000 (the “Put Base Price”), with the purchase and sale pursuant to the Put Option to be effective as of the Effective Time, and subject to adjustment as provided in Section 1.3 below.

1.2 Exercise of Put Option.  The option of Grandhaven under Section 1.1 shall be exercised by giving written notice (the “Put Exercise Notice”) to Recovery on or before March 31, 2011, and the Put Option shall automatically terminate if the Put Exercise Notice is not given by such date.

1.3 Put Price Adjustment.  The Put Base Price for the Put Assets shall be adjusted as follows:

(a) If a Put Exercise Notice is given by Grandhaven and the Put Closing occurs on or before January 31, 2011, then there shall be no adjustment to the Put Base Price.

(b) If a Put Exercise Notice is given by Grandhaven and the Put Closing occurs after January 31, 2011, then the Put Base Price shall be adjusted as follows:

(i) If the Put Closing occurs on or after February 1, 2011, and before March 1, 2011, then the Put Base Price shall be increased by $200,000, for a total cash price for the Put Assets of $2,200,000;

(ii) If the Put Closing occurs on or after March 1, 2011, then the Put Base Price shall be increased by $400,000, for a total cash price for the Put Assets of $2,400,000.

(c) If Recovery does not timely fulfill its obligation to consummate the Put Closing in accordance with Section 1.4 below, then the Put Base Price as adjusted above shall be increased by default interest at a rate of 15% per annum from the date of default until paid.

1.4 Put Closing.  The closing of the purchase of the Put Assets pursuant to the Put Option (the “Put Closing”) shall occur 10 business days after receipt of a timely Put Exercise Notice, at the offices of Holme Roberts & Owen LLP in Denver, Colorado, at 9:00 a.m. or at such other time and place as Recovery and Grandhaven may agree in writing.  At the Put Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Grandhaven shall execute an Assignment of Overriding Royalty Interests (the “Put Assignment”) conveying the Put Assets to Recovery in form and substance substantially similar to the form of Assignment by which Grandhaven acquired the Put Assets from Edward Mike Davis, L.L.C. (“EMD”) and Spottie, Inc. (“Spottie”), (i) which shall be without warranty of any kind whatsoever, express, implied or statutory, except that Grandhaven shall warrant that title to the Put Assets is free and clear of all mortgages, liens, encumbrances or any title claims by any person created or arising by, through or under Grandhaven, but not otherwise;

(b) Recovery shall deliver to Grandhaven the Put Base Price (as adjusted pursuant to Section 1.3) by federal funds wire transfer to an account designated by Grandhaven in writing;

(c) Grandhaven shall execute and deliver to Recovery federal form assignments covering any federal leases in the Put Assets; and

(d) Grandhaven shall execute and deliver to Recovery a Non-Foreign Affidavit in mutually agreeable form.

1.5 Put Assets.  For purposes of this Put Agreement, the Put Assets shall be 25% of the overriding royalty interests conveyed by EMD and Spottie to Grandhaven and the other buyers pursuant to that certain Purchase and Sale Agreement dated as of November 1, 2010 (the “EMD Agreement”), among EMD, Spottie, Grandhaven and certain other buyers, which interests consist of the following:

(a) a 0.7500% of 8/8 overriding royalty in the Federal Leases as described on Exhibit A to the EMD Agreement.

(b) a 1.375000% of 8/8 overriding royalty in  the Chugwater Leases described on Exhibit B to the EMD Agreement.

(c) a 1.875000% of 8/8 overriding royalty in the Chugwater Leases described on Exhibit C to the EMD Agreement.

ARTICLE 2

MISCELLANEOUS

2.1 Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Colorado. In the event of any dispute arising out of or relating to this Agreement, the prevailing Party shall be entitled to recover from the other Party court costs and reasonable attorneys’ fees.

2.2 Notices.  Any notice required or permitted by this Agreement shall be given in writing by personal service, overnight delivery service, e-mail, facsimile or by certified mail, return receipt requested, postage prepaid, as follows:

If to Recovery:

Roger A. Parker, Chief Executive Officer
Jeffrey A. Beunier, President
Recovery Energy, Inc.
1515 Wynkoop Street, Suite 200
Denver, Colorado 80202
Fax:  (303) 957-2234
E-mail:  rogerparker9@aol.com
E-mail:  jbeunier@recoveryenergyco.com

With a copy to: Jeff Knetsch Brownstein Hyatt Farber Schreck, LLP 410 17th Street, Suite 2200 Denver, Colorado 80202 Fax: (303) 223-1111 E-mail: jknetsch@bhfs.com
If to Grandhaven: Conway J. Schatz, Vice President 730 17th Street, Suite 800 Denver, Colorado 80202 Fax: E-mail:	With a copy to: Phillip R. Clark Holme Roberts & Owen LLP 1700 Lincoln Street, Suite 4100 Denver, Colorado 80203 Fax: (303) 866-0200 E-mail: phillip.clark@hro.com
(or such other address as designated in writing by either Party to the other) and shall be deemed to have been given as of the date of receipt by the intended Party.

2.3 Further Assurances.  The Parties agree to execute, acknowledge and deliver such additional instruments, agreements or other documents, and take such other action as may be necessary or advisable to consummate the transactions contemplated by this Agreement. The Parties acknowledge that they and their respective counsel have negotiated and drafted this Agreement jointly and agree that the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement.

2.4 Counterparts.  This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute for all purposes one agreement.  Facsimiles and electronic copies of this Agreement shall be effective as originals.

GRANDHAVEN ENERGY, LLC, a Wisconsin limited liability company

By:	/s/ Brian Fleischmann
Name:	Brian Fleischmann
Title:	Executive Vice President

RECOVERY ENERGY, INC., a Nevada corporation

By:	/s/ Roger A. Parker
Name:	Roger A. Parker
Title:	Chief Executive Officer

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